Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Emerald Holding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)
	Reserved for future issuance under the Emerald Holding, Inc. 2017 Omnibus Equity Plan, as amended and restated effective May 17, 2023 (the “Omnibus Equity Plan”)	Rule 457(c) and Rule 457(h)	1,206,060(2)	$4.66(3)	$5,620,240	$147.60	$830
	Subject to unvested stock options granted pursuant to the Omnibus Equity Plan	Rule 457(h)	3,673,940(2)	$3.81(4)	$13,997,711	147.60	$2,066
	Subject to unvested stock options granted pursuant to the Omnibus Equity Plan	Rule 457(h)	20,000(2)	$3.43(5)	$68,600	147.60	$10

Total Offering Amounts					$19,686,551		$2,906
Total Fee Offsets							$0
Net Fee Due							$2,906

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Emerald Holding, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant's common stock.
(2)
Represents 1,206,060 additional shares of the Registrant's common stock that are available for for issuance under the Registrant's Omnibus Equity Plan and 3,673,940 and 20,000 shares, respectively, of the Registrant’s common stock underlying awards of stock options granted pursuant to the Registrant’s Omnibus Equity Plan. The total number of shares being registered herein were approved and authorized for issuance by the Registrant’s stockholders at the 2023 annual meeting of stockholders, on May 17, 2023.
(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $4.66 was computed by averaging the high and low prices of a share of the Registrant's common stock as reported on NYSE on October 30, 2023, a date within five business days prior to the date of the filing of this Registration Statement.
(4)
Estimated in accordance with Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price of $13,997,711 was computed based on the price at which the unvested stock options granted pursuant to the Omnibus Equity Plan may be exercised.
(5)
Estimated in accordance with Rule 457(h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price of $68,600 was computed based on the price at which the unvested stock options granted pursuant to the Omnibus Equity Plan may be exercised.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources